EXHIBIT 99.1

FLEETWOOD ANNOUNCES AMENDMENTS TO CREDIT AGREEMENTS;

INCREASES CREDIT LINE BY $20 MILLION

RIVERSIDE, CA, March 26, 2003 — Fleetwood Enterprises, Inc. (NYSE: FLE), the nation’s leader in recreational vehicle sales and a leading producer and retailer of manufactured housing, announced today that the lenders in its syndicated revolving line of credit have agreed to restate the financial covenant relating to earnings before interest, taxes, depreciation and amortization (EBITDA). The Company had previously indicated that it did not expect to meet that covenant following its fourth fiscal quarter ending April 27, 2003. Fleetwood now anticipates that it will meet the revised covenant through the remaining term of the credit facility, which is scheduled to expire in July 2004. Fleetwood announced at the same time that it had amended its inventory financing agreement with Textron Financial, which incorporated the same covenant.

Fleetwood further announced that the maximum amount of the revolving line of credit, which is provided by a syndicate of banks led by Bank of America, N.A. as administrative agent, has been increased by $20 million to $130 million, reflecting the return of a former syndicate member to the loan arrangement.

“Earlier this year we had resized the credit line, but in light of a subsequent increase in our borrowing base and the interest of a former participant in returning to the syndicate, we welcomed this opportunity to increase the line by $20 million,” said Boyd R. Plowman, Fleetwood’s executive vice president and chief financial officer. “This increase will provide additional liquidity as we move into the strongest selling season in both our industries.”

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risk factors include, without limitation, the cyclical nature of both the manufactured housing and recreational vehicle industries; ongoing weakness in the manufactured housing market; the potential impact on demand for our products as a result of declining consumer confidence; the effect of global tensions on consumer confidence; continued acceptance of the Company’s products; expenses and uncertainties associated with the introduction of new products; the future availability of manufactured housing retail financing, as well as housing and RV wholesale financing; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; and the ability to obtain the financing we need in order to execute our business strategies. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Fleetwood undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.